March 22, 2019

Joel H. Horn
General Counsel
Welbilt, Inc.
2227 Welbilt Boulevard
New Port Richey, Florida 34655

       Re: Welbilt, Inc.
           Registration Statement on Form S-1
           Filed March 13, 2019
           File No. 333-230227

Dear Mr. Horn:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Sergio Chinos, Staff Attorney, at (202) 551-7844 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing and
                                                            Construction
cc:    Boris Dolgonos